Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
AVALON PHARMACEUTICALS, INC.,
AS “SELLER”,
CLINICAL DATA, INC.,

AS “SELLER PARENT”,

PGXHEALTH, LLC,

AS “SELLER AFFILIATE”
and
INTREXON CORPORATION
AS “BUYER”

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TABLE OF CONTENTS
(continued)

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EXHIBITS
Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Landlord Consent
Exhibit D	Lease Assignment
Exhibit E	Offer Letter
Exhibit F	Shared Services Agreement
Exhibit G	Sublease Agreement
Exhibit H	Vivarium Service Agreement

SCHEDULES
Schedule 1.1(a)	Equipment
Schedule 1.1(b)	Excluded Assets
Schedule 1.1(c)	Permitted Encumbrances
Schedule 1.1(d)	Prepaid Expenses
Schedule 1.1(e)	Terminated Employees
Schedule 2.4(a)(xiv)	Delayed Required Consents
Schedule 3.2(a)	Approvals of Governmental Authorities
Schedule 3.2(b)	Required Consents
Schedule 3.3	Adverse Change
Schedule 3.4	Litigation
Schedule 3.7	Location of Seller’s Books and Records
Schedule 3.8(a)	Assumed Contracts
Schedule 3.8(d)	Oral Contracts
Schedule 3.8(e)	Confidentiality Agreements
Schedule 3.9	Leased Real Property
Schedule 3.11(a)	Employees
Schedule 3.11(b)	Employment Agreements
Schedule 3.12	Compliance with Law
Schedule 3.13	Tax Matters
Schedule 3.14(a)	Environmental Permits
Schedule 3.15(a)	Labor Matters
Schedule 3.15(b)	Organizational Activity
Schedule 3.17	Undisclosed Liabilities
Schedule 3.18	Permits
Schedule 3.19	Seller Brokers’ Fees
Schedule 3.20	Repairs, Modifications or Upgrades to Equipment
Schedule 4.5	Buyer Brokers’ Fees
Schedule 6.8	Transition Representatives
Schedule 6.11	Credits to Terminated Employees

*	The Company has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

i

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2009, is by and among AVALON PHARMACEUTICALS, INC., a Delaware corporation (the “Seller”), PGXHEALTH, LLC, a Delaware limited liability company (“Seller Affiliate”), CLINICAL DATA, INC., a Delaware corporation (the “Seller Parent”), and INTREXON CORPORATION, a Virginia corporation (the “Buyer”). Seller, Seller Affiliate, Seller Parent and Buyer are referred to collectively herein as the “Parties” and each of them individually as a “Party.”
RECITALS
     WHEREAS, Seller desires to sell and assign certain of its assets and assign certain of its liabilities specified herein to Buyer, and Buyer desires to purchase those assets and to assume only those certain liabilities, for the consideration stated herein and on the terms set forth herein; and
     WHEREAS, Seller Parent indirectly owns all of the issued and outstanding capital stock of Seller and will be directly and indirectly benefited by the transactions described herein.
     NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     1.1 Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them as follows:
     “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes hereof, Seller Parent shall be deemed an Affiliate of Seller.
     “Agreement” shall mean this Asset Purchase Agreement and the Exhibits and Schedules referred to herein and attached hereto.
     “Allocation Schedule” shall have the meaning given such term in Section 6.7(c).
     “Assets” shall mean the Leased Real Property, the Equipment, the Books and Records and the Assumed Contracts, and shall expressly exclude the Excluded Assets.
     “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement by and between Buyer, Seller and Seller Parent, in the form attached hereto as

Exhibit A.
     “Assumed Contracts” shall mean only the Contracts listed on Schedule 3.8(a) (other than any obligation or liability resulting from any default or non-performance by Seller prior to the Closing).
     “Assumed Liabilities” shall mean (i) the Liabilities due or arising after the Closing under the Assumed Contracts (other than any Liability arising out of or relating to a breach or violation under an Assumed Contract which occurred prior to the Closing), (ii) any and all Permitted Encumbrances, and (iii) any and all employment related Liabilities arising as a result of the Terminated Employees’ employment with the Buyer after the Closing.
     “Audit” shall mean any audit, assessment or other examination of Taxes or Tax Returns by the IRS or any other domestic or foreign governmental authority responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.
     “Bill of Sale” shall mean the bill of sale executed by Seller and Seller Parent in favor of Buyer, in the form attached hereto as Exhibit B.
     “Books and Records” shall mean the original or true and complete copies of all material books, records, data and information with respect to the Assets and the operation of the Facility possessed by Seller or Seller Parent, including all records (maintenance and otherwise), manuals, drawings and warranties relating to Equipment.
     “Business” shall mean the business of the discovery, development and commercialization of cancer therapeutics as conducted by Seller and Seller Parent at the Facility as of the date of this Agreement.
     “Buyer” shall have the meaning given such term in the first sentence of this Agreement.
     “Buyer Confidential Information” shall have the meaning given such term in Section 6.10(a).
     “Buyer Shareholder Approval” shall mean the approval of certain of Buyer’s shareholders, holding a majority of Buyer’s issued and outstanding capital stock, of Buyer’s entrance into this Agreement and the transactions contemplated hereby.
     “Claim” shall mean all demands, claims, actions, investigations, causes of action, proceedings and arbitrations.
     “Clean-Up” shall mean all actions required to: (1) contain, clean-up, remove, treat or remediate Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (2) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (3) respond to any government requests for information or documents in any way relating to clean-up, removal, treatment or remediation or potential clean-up, removal, treatment or remediation of Hazardous Material in the indoor or outdoor environment.

     “Closing” shall have the meaning given such term in Section 2.3.
     “Closing Date” shall mean the date of this Agreement.
     “Contracts” shall mean all oral or written contracts, agreements, leases, licenses, mortgages, indentures, instruments and other arrangements to which Seller or Seller Parent is a party or by which Seller or Seller Parent or any of their respective properties are bound.
     “Debt Obligations” shall mean all of the outstanding monetary liabilities and obligations of Seller, including but not limited to interest, premiums, prepayment penalties, and breakage fees incurred on account of payment of the Debt Obligations prior to their maturity in order to satisfy all Debt Obligations other than the Permitted Encumbrances as of the Closing Date.
     “Delayed Asset” shall have the meaning given such term in Section 2.1(a).
     “Delayed Liability” shall have the meaning given such term in Section 2.1(a).
     “Delayed Required Consents” shall have the meaning given such term in Section 2.1(a).
     “Dispute” shall have the meaning given such term in Section 6.8(a).
     “Employee Benefit Plans” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employee benefit plans, programs or arrangements, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, death benefit, group insurance, hospitalization or other medical, dental, health, life (including all individual life insurance policies as to which any of Seller, Seller Affiliate or Seller Parent is the owner, beneficiary or both), disability or other insurance, IRC Section 125 “cafeteria” or “flexible” benefit plan, pension, savings, profit-sharing or retirement plan, program or arrangement: (i) under which current or former employees, officers or independent contractors are entitled to participate by reason of their employment or service with any of Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates or any of their dependents or beneficiaries, whether or not any of the foregoing is funded, insured or self-funded, written or otherwise or with respect to which any of Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates are or were a party or a sponsor or a fiduciary thereof or by which any of the Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates are bound; or (ii) with respect to which any of Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates may have any direct or indirect, actual or contingent Liability (including any of the foregoing that have been terminated previously).
     “Encumbrance” shall mean any right, option, right of refusal, restriction, covenant, condition, agreement, lien, pledge, security interest, mortgage or other encumbrance of title.
     “Environmental Claim” shall mean any Claim by any Person or entity against Seller, Seller Parent or the Facility alleging liability (including, without limitation, liability for investigatory costs, Clean-Up costs, Remedial Action, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) under any Environmental Law arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous

Material on the Facility, or (ii) circumstances forming the basis of any violation, or alleged violation, by Seller or Seller Parent under any Environmental Law or Environmental Permit.
     “Environmental Conditions” shall mean the state of the environment, as of the date of Closing, of the Facility, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials. Environmental Conditions also include the exposure of Persons to Hazardous Materials at the work place or the exposure of Persons or property to Hazardous Materials migrating from or otherwise emanating from or located on the Facility.
     “Environmental Law” shall mean all applicable federal, state and local laws and regulations relating to pollution or protection of human health, mining and other uses of natural resources, and the environment. Without limiting the generality of the foregoing, Environmental Law includes, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “Environmental Liability” shall mean any liability resulting from an actual Environmental Claim; from failure to comply with any requirement of Environmental Law; from failure to obtain or comply with any required Environmental Permit; from a Remedial Action; or from harm or injury to any Person, to public health, or to the environment as a result of actual or threatened exposure to any Hazardous Material.
     “Environmental Permit” shall mean each Permit which is or may be required under any applicable Environmental Law.
     “Equipment” shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, engineering and other items of tangible personal property owned or leased by Seller or owned or leased by Seller Parent and primarily located at or primarily used in the operation of the Facility, except the chemicals and reagents located at the Facility which are physically marked or otherwise clearly identified as the property of Seller Parent prior to Closing. Each material item of Equipment and its book value is set forth on Schedule 1.1(a).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliates” shall mean any entity, trade or business (whether or not incorporated) that is a member of a controlled group with, or under common control with, or part of an affiliated service group that includes, Seller or Seller Parent within the meaning of Section 414(b), (c), (m), (o) or (t) of the IRC.
     “Excluded Assets” shall mean (i) all assets of Seller and Seller Parent other than the Assets, (ii) the Intellectual Property Rights, and (iii) the assets listed on Schedule 1.1(b).

     “Excluded Liability” or “Excluded Liabilities” shall mean all Liabilities of Seller, Seller Affiliate and Seller Parent that are not Assumed Liabilities, including, but not limited to, (i) any Liability or responsibility of Seller, Seller Parent or any of their respective Affiliates under this Agreement, (ii) any Environmental Claim against, or Environmental Liability of, Seller or Seller Parent to the extent the underlying claim relates to or arises from any activity on or through the use of the Assets and is attributable to acts or omissions occurring at or prior to the Closing, (iii) any Liability or responsibility of Seller under the Lease or the Existing Sublease arising out of or relating to a breach or violation thereunder which occurred on or prior to the Closing; (iv) any Liability or responsibility of Seller, Seller Affiliate, Seller Parent or any of their respective Affiliates arising out of or relating to a breach or violation under an Assumed Contract which occurred on or prior to the Closing, (v) all Liabilities of Seller, Seller Parent or Seller Affiliate arising under applicable Workers’ Compensation Acts for or based upon the employment of (a) the current and former employees of Seller, Seller Affiliate or Seller Parent who are not Terminated Employees, and (b) the Terminated Employees, but only with respect to claims where the date of injury, acts or misconduct or the date of last injurious exposure occurred prior to the date such Terminated Employees began working for Buyer; (vi) all Liabilities of Seller, Seller Affiliate or Seller Parent or their respective ERISA Affiliates arising under or related to or based upon any Employee Benefit Plans, whether under the terms of such Employee Benefit Plans or any other Laws, including, without limitation, all Liabilities of a fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with such Employee Benefit Plans, all Liabilities arising from or related to the termination thereof or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; (vii) subject to Section 6.11, all Liabilities of Seller, Seller Affiliate or Seller Parent for salaries, wages, bonuses, vacation days, personal days and similar forms of leave or compensation for or based upon the employment of (a) the current and former employees of Seller, Seller Affiliate or Seller Parent who are not Terminated Employees, and (b) the Terminated Employees, that are accrued, due or earned up to the date such Terminated Employees began working for Buyer and for which such Terminated Employees are eligible; (viii) all Liabilities of Seller, Seller Affiliate or Seller Parent for claims of any current or former employees pursuant to the WARN Act arising out of acts or omissions of Seller, Seller Affiliate or Seller Parent prior to and including the Closing Date; and (ix) all Liabilities of Seller, Seller Affiliate or Seller Parent arising out of or in connection with compliance prior to the Closing Date with Health and Safety Requirements pertaining to the Assets, and all Liabilities of Seller, Seller Affiliate or Seller Parent arising out of or in connection with compliance with all Laws relating to equal employment opportunity, employment, or labor relations concerning the employment of any employee by Seller, Seller Affiliate or Seller Parent, or relating to any other action taken or not taken by Seller, Seller Affiliate or Seller Parent concerning (a) the current and former employees of Seller, Seller Affiliate or Seller Parent who are not Terminated Employees, and (b) the Terminated Employees, but only with respect to matters commencing during or arising out of the employment of such Employees by Seller, Seller Affiliate or Seller Parent.
     “Existing Sublease” shall mean that certain sublease agreement, dated May 27, 2008, between Integrated Biotherapeutics, Inc., a Maryland corporation, and Seller.
     “Facility” shall mean Seller’s existing leased facilities at 20358 Seneca Meadows Parkway, Germantown, MD 20876.

     “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America as of the date and period covered by the subject financial statement.
     “Governmental Authority” shall mean the United States and any state, county, city or other political subdivision or other governmental department, commission, board, bureau, agency, court or instrumentality.
     “Hazardous Material” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is classified or regulated as “hazardous” or “toxic” or words of like import pursuant to Environmental Law, and includes, without limitation, friable asbestos-containing material, polychlorinated biphenyls and oil.
     “Health and Safety Requirements” shall mean all applicable federal, state, local and foreign Laws concerning public health and safety and worker health and safety each as in effect as of the Closing Date, other than Environmental Laws.
     “Indemnification Deductible” shall have the meaning given such term in Section 6.4(a).
     “Indemnification Limit” shall have the meaning given such term in Section 6.4(a).
     “Indemnified Party” or “Indemnified Parties” shall have the meaning given such terms in Section 6.2(a).
     “Indemnifying Party” or “Indemnifying Parties” shall have the meaning given such term in Section 6.2(a).
     “Intellectual Property Rights” shall mean any patent, patent application, trademark, service mark, trade name, domain name, trade secret, copyright, know how, proprietary information, invention, or other intellectual property owned by Seller or owned by Seller Parent, including, but not limited to, Seller Parent’s AvalonRx® proprietary platform.
     “IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “IRS” means the Internal Revenue Service.
     “Knowledge of Buyer” and “to Buyer’s Knowledge” means the actual knowledge of the directors and officers of Buyer after reasonable investigation.
     “Knowledge of Seller” and “to Seller’s Knowledge” means the actual knowledge of the directors and officers of Seller, Seller Affiliate and Seller Parent after reasonable investigation.
     “Landlord” shall mean Seneca Meadows Corporate Center III Limited Partnership, a Maryland limited partnership.
     “Landlord Consent” shall mean the consent to the Lease Assignment and the Sublease Agreement by and among Landlord, Buyer and Seller, in the form attached hereto as Exhibit C.

     “Law” and “Laws” shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, permit, license or other authorization or restriction of any applicable Governmental Authority.
     “Lease Assignment” shall mean the lease assignment between Buyer and Seller, in the form attached hereto as Exhibit D.
     “Leased Real Property” shall mean the Facility and any and all rights, title and interests of Seller in the Facility, together with all fixtures, structures and improvements located thereon and appurtenances belonging thereto, including the Existing Sublease and all other easements, licenses, rights, claims and interests necessary or appropriate to the operation of the Facility.
     “Lease” shall have the meaning given such term in Section 3.9.
     “Liabilities” means any and all liabilities, debts or obligations, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, due or to become due, including any liability for Taxes.
     “Liens” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature.
     “Loss” or “Losses” shall mean all debts, liabilities, obligations, losses, damages, costs and expenses (including, interest and prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable consultants’ and attorneys’ fees and expenses, judgments, settlements and assessments.
     “Material Adverse Effect” shall mean any event, change or occurrence that individually or together with any other event, change or occurrence, has a material and adverse impact on (i) the Assets, (ii) the ability of the Parties to consummate the transactions contemplated hereby or (iii) the condition, use or operation of the Facility, without regard to the duration of such material adverse impact.
     “Multiemployer Plan” shall mean any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
     “Offer Letters” shall mean the offer letters delivered by Buyer to each of the Terminated Employees, respectively, each in the form attached hereto as Exhibit E.
     “Party” and “Parties” shall have the meanings given such terms in the first sentence of this Agreement.
     “Permits” shall mean all licenses, identification numbers, permits, certificates, orders, consents, approvals, registrations, authorizations, qualifications and filings required under all applicable Laws.
     “Permitted Encumbrances” shall mean (i) the encumbrances set forth on Schedule 1.1(c), and (ii) the Existing Sublease.

     “Person” shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or government.
     “Prepaid Expenses” shall mean the aggregate amount of expenses itemized on Schedule 1.1(d).
     “Purchase Price” means US$1,500,000.00 plus the aggregate amount of the Prepaid Expenses in cash.
     “Qualified Plan” shall mean any Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC.
     “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property (including, but not limited to, the Facility and any other property that has or may affect the Facility), including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.
     “Remedial Action” shall mean any action or proceeding to (i) cause the removal of any Hazardous Material, or (ii) correct or prevent an environmental problem resulting from the prior treatment, storage or disposal of Hazardous Material or to recover the cost of either by a Governmental Authority or third party, (iii) cause the removal of any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any wetland or wetlands, as those terms are defined under applicable federal and state Laws.
     “Required Consents” shall mean (i) the Landlord Consent and (ii) the consents set forth on Schedule 3.2(b), each of which shall be satisfactory in form to Buyer in its sole discretion.
     “Seller” shall have the meaning given such term in the first sentence of this Agreement.
     “Seller Affiliate” shall have the meaning given such term in the first sentence of this Agreement.
     “Seller Confidential Information” shall have the meaning given such term in Section 6.10(b).
     “Seller Indemnified Parties” shall have the meaning given such term in Section 6.3(a).
     “Seller Parent” shall have the meaning given such term in the first sentence of this Agreement.
     “Seller Parent SEC Documents” shall mean each report, registration statement and definitive proxy statement filed by Seller Parent with the Securities and Exchange Commission since January 1, 2009.
     “Shared Services Agreement” shall mean the shared services agreement among Buyer,

Seller, Seller Affiliate and Seller Parent, in the form attached hereto as Exhibit F.
     “Sublease Agreement” shall mean the sublease agreement between Buyer and Seller, in the form attached hereto as Exhibit G.
     “Tax” or “Taxes” shall mean any federal, state, county, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever, including any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.
     “Tax Return” shall mean any report, return, information return, schedule, claim for refund or other information, including any attachment thereto or amendment thereof, supplied or required to be supplied to a taxing authority in connection with Taxes.
     “Terminated Employees” shall mean the employees of Seller, Seller Affiliate or Seller Parent, as applicable, set forth on Schedule 1.1(e), each of whom shall be terminated by Seller or Seller Parent, as applicable, immediately prior to the Closing and, provided such employees accept such employment offers, employed by Buyer as of the Closing pursuant to the Offer Letters.
     “Transaction Documents” shall mean this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Landlord Consent, the Lease Assignment, the Offer Letters, the Shared Services Agreement, the Sublease Agreement and the Vivarium Services Agreement.
     “Transition Committee” shall have the meaning given such term in Section 6.8(a).
     “Transition Representatives” shall have the meaning given such term in Section 6.8(a).
     “Vivarium Service Agreement” shall mean the vivarium services agreement between Buyer and Seller, in the form attached hereto as Exhibit H.
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.
     “Workers’ Compensation Acts” shall mean Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.
     1.2 Construction. All article, section, subsection, schedule and exhibit references herein are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise, (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (ii) the words “includes” or “including” shall mean “including without limitation,” and (iii) the words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

ARTICLE 2
SALE AND PURCHASE, ASSIGNMENT AND ASSUMPTION
     2.1 Sale and Purchase, Assignment and Assumption.
          (a) Transfer of Assets.
               (i) Seller and Seller Parent hereby sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby purchases and accepts the assignment of, all of the Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances, pursuant to the execution and delivery of the Bill of Sale, the Assignment and Assumption Agreement and such other documents as are necessary to sell, transfer, convey, deliver and assign the Assets to Buyer. For the avoidance of doubt, Buyer has not purchased or accepted the assignment of, nor shall it be deemed to have purchased or accepted the assignment of, any (i) Excluded Assets or (ii) Contracts that are not Assumed Contracts.
               (ii) Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, this Agreement and the other Transaction Documents shall not constitute an agreement to assign or transfer any Asset or interest therein as to which such an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Required Consent would constitute a breach or violation thereof or of applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Buyer, if such Required Consent shall not have been obtained with respect to such Asset or interest therein prior to the Closing (each a “Delayed Required Consent”). Any transfer or assignment to Buyer by Seller or Seller Parent, as applicable, of any such Asset or interest therein (a “Delayed Asset”), and any assumption by Buyer of any corresponding Assumed Liability (a “Delayed Liability”), shall be made subject to all such Delayed Required Consents in respect of such Delayed Asset being obtained. If there are any such Delayed Assets, each of Seller and Seller Parent shall use its commercially reasonable best efforts to obtain all Delayed Required Consents in respect thereof as promptly as practicable following the Closing, without any further cost to Buyer or any of its Affiliates. Until all Delayed Required Consents have been obtained, (a) Seller or Seller Parent, as applicable, shall maintain its corporate existence and hold such Delayed Asset in trust on behalf of Buyer, (b) Seller or Seller Parent, as applicable, shall cooperate with Buyer for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller or Seller Parent, as applicable, as Buyer’s agent) to preserve and to provide Buyer with all of the benefits of or under any such Delayed Asset, (c) Seller or Seller Parent, as applicable, shall otherwise enforce and perform for the account of Buyer, at Buyer’s sole expense, and as directed by Buyer any other rights of Seller or Seller Parent, as applicable, arising from such Delayed Asset, and shall comply with the terms and provisions of such Delayed Asset as agent for Buyer and for Buyer’s benefit, and (d) with respect to such Delayed Asset, Seller or Seller Parent, as applicable, hereby hire and authorize Buyer to perform the obligations specified in such Delayed Asset on Seller’s or Seller Parent’s behalf, as applicable, pursuant to the terms of such Delayed Asset. At such time after the Closing as all Delayed Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by Seller or Seller Parent, as applicable, to Purchaser for no additional consideration without any further act on the part of any Party.

          (b) Assumed Liabilities. Seller hereby transfers and assigns to Buyer, and Buyer shall hereby assumes and accepts the assignment of, and responsibility for payment of, the Assumed Liabilities pursuant to the execution and delivery of the Assignment and Assumption Agreement and such other documents as are necessary to assign the Assumed Liabilities to Buyer. For the avoidance of doubt, Buyer does not assume and does not have any responsibility with respect to, and shall not be deemed to have assumed or be responsible for, the Excluded Liabilities.
     2.2 Payment of Purchase Price. At the Closing and in consideration of the purchase of the Assets and the assumption of the Assumed Liabilities, Buyer paid the Purchase Price to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller. Seller hereby acknowledges the receipt of such Purchase Price.
     2.3 Closing. The closing (the “Closing”) of the transactions contemplated in this Agreement occurred at 11:59 p.m. Richmond, Virginia time at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia 23219 on the Closing Date after satisfaction of the conditions precedent to the Closing set forth in Article 5. The Parties agree that the Closing shall not be deemed to have occurred until (y) all of the deliveries described in Section 2.4(a) have been made or Buyer has, in its sole discretion, waived the requirement that such deliveries be made, and (z) all of the deliveries described in Section 2.4(b) have been made, or Seller, in its sole discretion, has waived the requirement that such deliveries be made.
     2.4 Deliveries at Closing.
          (a) By Seller to Buyer. At the Closing, Seller delivered, or caused to be delivered, to Buyer the following items, each properly executed and dated as of the Closing Date:
               (i) a certificate of the corporate secretary of Seller Parent certifying as to (x) the charter and bylaws of each of Seller, Seller Parent and Seller Affiliate, and (y) the approval of the board of directors of Seller Parent approving the transactions contemplated by this Agreement;
               (ii) Buyer shall have received certificates executed by an officer of Seller and an officer of Seller Parent in form satisfactory to counsel for Buyer, certifying fulfillment of the matters referred to in paragraphs (b) through (d) of Section 5.1;
               (iii) a statement, in the form set forth in Treasury Regulation § 1.1445-2(b)(2) and made under penalties of perjury by Seller, that (among other things) Seller is not a foreign Person;
               (iv) the Assignment and Assumption Agreement in the form of Exhibit A hereto;
               (v) the Bill of Sale in the form of Exhibit B hereto;
               (vi) the Landlord Consent in the form of Exhibit C hereto;
               (vii) the Lease Assignment in the form of Exhibit D hereto;

               (viii) the Offer Letters in the form of Exhibit E hereto;
               (ix) the Shared Services Agreement in the form of Exhibit F hereto;
               (x) the Sublease Agreement in the form of Exhibit G hereto;
               (xi) the Vivarium Services Agreement in the form of Exhibit H hereto;
               (xii) all Required Consents other than the Delayed Required Consents (each of which Delayed Required Consents is set forth on Schedule 2.4(a)(xiv)); and
               (xiii) full and complete releases and terminations of all Debt Obligations which are secured by Liens encumbering any of the Assets other than the Permitted Encumbrances.
          (b) By Buyer to Seller. At the Closing, Buyer delivered to Seller the following items, each (where applicable) properly executed and dated as of the Closing Date:
               (i) the Purchase Price; provided that Seller’s portion of the security deposit due by Seller under the Landlord Consent (not to exceed $300,000) shall be withheld by Buyer for purposes of making such deposit (but shall be deemed, for purposes of this Agreement, to have been paid to Seller and returned by Seller to Buyer for purposes of making such security deposit);
               (ii) a certificate of the corporate secretary of Buyer certifying as to (x) the charter and bylaws of Buyer, (y) the written consent of the board of directors of Buyer approving the transactions contemplated by this Agreement, and (z) the written consent of the shareholders of Buyer approving the transactions contemplated by this Agreement;
               (iii) Seller shall have received a certificate executed by an officer of Buyer in form satisfactory to counsel for Seller, certifying fulfillment of the matters referred to in paragraphs (a) and (b) of Section 5.2; and
               (iv) counterpart signature pages to the documents referenced in Section 2.4(a)(iv), (vi), (vii), (ix), (x) and (xi).
          (c) Other Documents. Buyer, Seller and Seller Parent shall execute and deliver to each other such other documents and agreements as may be reasonably necessary and desirable to consummate the transactions contemplated hereby.
          (d) Form of Documents. Except as otherwise provided herein, all documents to be delivered under this Section 2.4 must be reasonably acceptable to the recipient thereof.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT
     Subject to the exceptions set forth in the Schedules delivered by Seller and Seller Parent to Buyer concurrently with the execution of this Agreement (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article 3 to the extent that it is readily apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Seller, Seller Affiliate and Seller Parent, jointly and severally, represent and warrant to Buyer as follows:
     3.1 Organization of Seller; Authorization and Enforceability.
          (a) Each of Seller, Seller Affiliate and Seller Parent is a corporation duly formed and validly existing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. Each of Seller, Seller Affiliate and Seller Parent is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing individually or in the aggregate will not have a Material Adverse Effect.
          (b) This Agreement is, and the other documents and instruments required hereby to which Seller Parent, Seller Affiliate or Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of Seller Parent, Seller Affiliate and Seller, as applicable, enforceable against Seller Parent, Seller Affiliate and Seller, as applicable, in accordance with their respective terms. Each of Seller Parent, Seller Affiliate and Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other documents and instruments required hereby and to perform its respective obligations under this Agreement and the other documents and instruments required hereby.
          (c) Seller does not hold any ownership interest in any Person.
          (d) Seller Parent owns through one or more wholly owned subsidiaries all of the issued and outstanding capital stock of Seller.
     3.2 No Violation or Conflict; Required Consents.
          (a) Except as set forth on Schedule 3.2(a), no notice to or Permit from any Governmental Authority is necessary or is required to be made or obtained by Seller, Seller Affiliate or Seller Parent in connection with the execution and delivery of this Agreement by Seller, Seller Affiliate or Seller Parent or for the consummation by Seller, Seller Affiliate and Seller Parent of the transactions contemplated hereby.
          (b) Except as set forth on Schedule 3.2(b), the execution of this Agreement and, performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with or result in any breach of any provision of the charter or bylaws of Seller, Seller Affiliate or Seller Parent, (ii) materially conflict with or violate any Law binding on Seller, Seller Affiliate or Seller Parent or any of their respective properties or assets, (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Seller, Seller Affiliate or Seller Parent is a party or by which Seller, Seller Affiliate or Seller Parent or any of their respective properties or assets may be bound, or (iv) cause Seller, Seller Affiliate or Seller Parent to violate, forfeit or otherwise have terminated any Permits or require Buyer, Seller, Seller Affiliate or Seller Parent to file any notice related to any Permits with any Person other than any Governmental Authority. Other than the Required Consents, no consent of any Governmental Authority or other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority, entity or other Person is necessary or required to be made or obtained by Seller, Seller Affiliate or Seller Parent in connection with any of the transactions contemplated by this Agreement.
     3.3 No Adverse Change. Except as set forth in Schedule 3.3 or as contemplated by this Agreement, since June 30, 2009, there has not been: (a) any Material Adverse Effect on Seller; (b) any loss, damage, condemnation or destruction to any material Asset (whether covered by insurance or not); (c) any labor dispute or disturbance, litigation, work stoppage or other event or condition that could have an effect similar to a labor dispute, disturbance, work stoppage or litigation and that has had or could reasonably be expected to have a Material Adverse Effect; (d) any Encumbrance made on any of the Assets or properties of Seller, except for Permitted Encumbrances; (e) any sale, transfer or other disposition of any of the Assets other than in the ordinary course of business; or (f) any change in the methods of accounting or accounting practices of Seller, except as required by Law.
     3.4 No Litigation. Except as listed in Schedule 3.4, there is no Claim pending or, to the Knowledge of Seller, any Claim threatened (i) relating to the Assets, or operation or maintenance of the Facility; or (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.4, to the Knowledge of Seller, no Claim has been threatened orally that could reasonably be expected to result in a Material Adverse Effect.
     3.5 Title to Assets. Seller owns good, valid and marketable title to the Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. Upon Buyer’s payment of the Purchase Price, Buyer will own good, valid and marketable title to the Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances and good and valid title to the Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances, will pass to Buyer. The Assets do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association.
     3.6 Powers of Attorney. Seller has granted no outstanding powers of attorney to any Person with respect to any matter.
     3.7 Books and Records. The Books and Records are complete and correct in all material respects, and Seller has delivered to Buyer for examination the originals or true and correct copies of all Books and Records. The Books and Records are stored in the locations identified on Schedule 3.7.

     3.8 Contracts.
          (a) Schedule 3.8(a) is a true and complete list of all of the Contracts relating to the Assets, including, but not limited to:
               (i) any lease or sublease of any Asset; or
               (ii) any agreement to purchase or sell a capital Asset or any Equipment.
Seller has delivered to Buyer true and complete copies of each Assumed Contract that is a written contract and has summarized on Schedule 3.8(a) the terms of each Assumed Contract that is an oral contract. Each Assumed Contract: (i) (assuming, with respect to all parties thereto other than Seller or Seller Parent, as applicable, valid authorization, execution and delivery) is in full force and effect and (ii) is enforceable against Seller or Seller Parent, as applicable, in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally; and (B) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly set forth on Schedule 3.8(a), no Assumed Contract has been materially modified by any oral agreement or modified in any respect by any written agreement.
          (b) Seller or Seller Parent, as applicable, has performed and, to the Knowledge of Seller, every other party has performed, each material term, covenant and condition of each of the Assumed Contracts that is to be performed by any of them and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by Seller or Seller Parent, as applicable, or, to the Knowledge of Seller, any other party under any of the Assumed Contracts that could reasonably be expected to have a Material Adverse Effect. No party to any of the Assumed Contracts has advised Seller or Seller Parent of its intention to cancel, terminate or exercise any option under any of the Assumed Contracts.
          (c) Except for the Required Consents, no consent of any party to the Assumed Contracts is required to maintain such Contract in full force and effect or to avoid a default thereunder as a result of the consummation of the transactions contemplated by this Agreement.
          (d) Other than as set forth on Schedule 3.8(d), Seller is not a party to any oral Contract which will be binding on Buyer or Seller as of the Closing Date.
          (e) Schedule 3.8(e) lists all confidentiality, non-solicitation, non-disclosure, non-competition or similar agreements binding on the Terminated Employees.
     3.9 Leased Real Property. Seller has delivered to Buyer true and complete copies of the lease (including the original lease and all amendments thereto and assignments thereof) covering the Leased Real Property (collectively, the “Lease”). Other than pursuant to the Existing Sublease, Seller does not sublease the Leased Real Property or any part thereof. All rental and other payments and other obligations required to be paid and performed by Seller pursuant to the Lease and the Existing Sublease have been duly paid and performed. With respect to the Leased Real Property, except as set forth on Schedule 3.9, to Seller’s Knowledge, the Lease and the Existing Sublease are in full force and effect and enforceable against the landlord or assignor thereof in accordance with their respective terms and there are no defaults and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by Seller, or to the Knowledge of Seller, of any other party to the Lease or Existing Sublease. Seller’s interest in the Lease is not subject to any Liens that will survive the Closing and there are no pending or, to the Knowledge of Seller, threatened condemnation or other proceedings, lawsuits, or administrative actions relating to the Leased Real Property or any part thereof, or the rights, title or interests of Seller therein.
     3.10 Insurance. Seller and Seller Parent have been at all times since January 1, 2005 and are currently a party to, or the named insured or beneficiary of coverage under, comprehensive general liability insurance policies relating to the Assets that are occurrence-based (rather than claims-made) policies and that are in full force and effect through the Closing.
     3.11 Employees.
          (a) Schedule 3.11(a) contains a complete and accurate list of the following information for each Terminated Employee, including each Terminated Employee on leave of absence or layoff status: name; job title; date of hiring or engagement; base salary rate and any change in compensation since December 31, 2008; vacation accrued as of the Closing; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other similar plan of Seller, Seller Affiliate or Seller Parent.
          (b) Schedule 3.11(b) sets forth all written employment or engagement agreements, including offer letters, between Seller, Seller Affiliate or Seller Parent, as applicable, and the Terminated Employees, and Seller, Seller Affiliate or Seller Parent, as applicable, have delivered or made available true and complete copies thereof to Buyer. Except as set forth on Schedule 3.11(b), (i) all Terminated Employees are “at will” and may be terminated at the discretion of Seller, Seller Affiliate or Seller Parent, as applicable, at any time and for any reason or no reason and without any liability with respect to any form of severance payment; and (ii) Seller, Seller Affiliate or Seller Parent, as applicable, has no oral agreements with any of the Terminated Employees.
     3.12 Compliance with Law. Except as set forth in Schedule 3.12, Seller’s and Seller Parent’s use of the Assets and operation of the Facility as currently conducted, does not violate or conflict with, and has not violated or conflicted with, any Law, except for such violations which will not have a Material Adverse Effect.
     3.13 Tax Matters. Except as set forth in Schedule 3.13: (a) all Tax Returns of Seller and Seller Parent and those relating to the Assets or the Business have been timely filed through the date hereof in accordance with all applicable law and are correct and complete in all respects; (b) all Taxes, deposits or other payments relating to the Assets or the Business for which Seller or Seller Parent may have any liability through the date hereof (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of

Seller or Seller Parent, as applicable; (c) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or threatened against Seller or Seller Parent and no audit or investigation of any Tax Return of Seller or Seller Parent is currently underway, pending or threatened; (d) no claim has ever been made by any Governmental Entity in a jurisdiction where Seller or Seller Parent does not file Tax Returns that Seller or Seller Parent may be subject to taxation in that jurisdiction; (e) Seller, Seller Affiliate and Seller Parent have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (f) none of the assets of Seller and Seller Parent are subject to Liens for Taxes other than Liens for Taxes which are not yet due and payable; and (g) neither Seller, Seller Parent, nor any of their subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller Parent); or (b) has any liability for the Taxes of any Person (other than for Seller, Seller Parent or any of their subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
     3.14 Environmental Matters.
          (a) Seller and Seller Parent have operated the Facility in compliance in all material respects with all applicable Environmental Laws (which compliance includes, without limitation, the possession of any material, required Environmental Permits, and material compliance with the terms and conditions thereof). Neither Seller nor Seller Parent has received any communications from any Person alleging that Seller or Seller Parent is not in such compliance, and to Seller’s Knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to prevent or interfere with such compliance in the future. Except as set forth on Schedule 3.14(a), there are no Environmental Permits currently held by the Seller or Seller Parent in connection with the Business.
          (b) Except in the ordinary course of the Business in compliance in all material respects with all Environmental Laws, neither Seller nor Seller Parent has (i) used, treated, stored, disposed of, or caused a Release of any Hazardous Material on, under, at, from or in any way materially affecting the Facility, or (ii) shipped any Hazardous Material generated on the Facility to any other place for use, treatment, storage, treatment or disposal, which off-site shipment, treatment, storage, disposal or release would give rise to any material liabilities or obligations under Environmental Laws.
          (c) There is no Environmental Claim pending or threatened against Seller or Seller Parent in connection with the Business.
          (d) To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, which could form the basis of any material Environmental Claim or Environmental Liability against Seller or Seller Parent in connection with the Business or which could materially affect the Facility or any part thereof.

          (e) Neither Seller nor Seller Parent has placed, stored, deposited, discharged, buried, dumped or disposed or caused the Release of Hazardous Material or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Facility, the presence of which would give rise to a material Environmental Claim or Environmental Liability or constitute a material violation of any Environmental Law.
          (f) Neither Seller nor Seller Parent has conducted any dredging, filling or any other activities in any “wetlands”, “waters of the United States”, “wetland”, “State-owned bottoms” or “subaqueous bottoms” (as those terms are defined by the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction) on the Facility or any part thereof.
          (g) Seller has delivered copies of, or otherwise made available for inspection to Buyer, true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring currently possessed by Seller or Seller Parent pertaining to any matter referred to in this Section 3.14.
     3.15 Labor Matters.
          (a) Except as set forth on Schedule 3.15(a) with respect to Seller, Seller Affiliate and Seller Parent:
               (i) there is no unfair labor practice charge or complaint against Seller, Seller Affiliate or Seller Parent pending or, to the Knowledge of Seller, threatened against Seller, Seller Affiliate or Seller Parent before the National Labor Relations Board or any other comparable federal, state or municipal authority;
               (ii) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, or action of any kind pending or, to the Knowledge of Seller, proposed or threatened against Seller, Seller Affiliate or Seller Parent relating to employment or engagement, employment or engagement practices, terms and conditions of employment or engagement, wages and hours, or the safety and health of employees, independent contractors and consultants.
          (b) Seller, Seller Affiliate and Seller Parent do not have any collective bargaining relationship or existing duty to bargain with any labor organization, and Seller, Seller Affiliate and Seller Parent have not recognized any labor organization as the collective bargaining representative of any of its employees, independent contractors or consultants. Except as set forth in Schedule 3.15(b), there are no organizing activities of any type being conducted or threatened to be conducted by any labor organization with respect to the Terminated Employees or any of Seller’s, Seller Affiliate’s or Seller Parent’s other employees, as applicable, or at the Facility.
          (c) Seller, Seller Affiliate and Seller Parent are not subject to the WARN Act, or any comparable state or federal statutes.
     3.16 Employee Benefit Plans.

          (a) As of the Closing Date, full payment to each Employee Benefit Plan of all contributions or other remittances or payments (including all employer contributions, employee salary reduction contributions, premiums and other amounts) that are required to be made by Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates under the terms thereof and under ERISA or the IRC in respect of the current and prior plan years, if any, have been made on a timely basis.
          (b) Each Employee Benefit Plan complies in all material respects in form and in operation and has been administered substantially in accordance with its terms and any applicable provisions of ERISA, the IRC and all other Laws.
          (c) No Employee Benefit Plan currently or previously maintained or contributed to by any of Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates or with respect to which any of Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates has or had any liability (actual or contingent) is (1) a Multiemployer Plan, (2) a “multiple employer plan” as described in Section 413(c) of the IRC or Sections 4063, 4064 or 4066 of ERISA, (3) a “defined benefit plan” as defined in Section 3(35) of ERISA or subject to Title IV of ERISA or (4) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 or 430 of the IRC, and none of Seller, Seller Affiliate, Seller Parent nor any of their respective ERISA Affiliates has previously maintained or had an obligation to contribute to any such plans.
          (d) With respect to each Employee Benefit Plan presently or previously maintained or contributed to by any of Seller, Seller Affiliate, Seller Parent or their respective ERISA Affiliates that is intended to be Qualified Plan, each such Employee Benefit Plan is so qualified under Section 401(a) of the IRC, its related trust is tax-exempt under the IRC and there are no existing facts or circumstances that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualification under Section 401(a) and related sections of the IRC or such related trust’s tax-exempt status.
          (e) With respect to each Employee Benefit Plan, no event has occurred, and there exists no condition or circumstances, including without limitation the consummation of the transactions contemplated by this Agreement, in connection with which the Buyer could, directly or indirectly, be subject to any liability under ERISA, the IRC or any other applicable Law for any liability relating to any Employee Benefit Plan.
          (f) None of the Assets are subject to any Lien under ERISA Section 302(f) or IRC Section 412(n) or 430(n).
     3.17 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.17, the Assets are not subject to any liability (required to be reflected in Seller Parent’s financial statements pursuant to GAAP) other than liabilities (i) reflected in the Seller Parent SEC Documents, or (ii) incurred in the ordinary course of business since June 30, 2009.
     3.18 Permits. Schedule 3.18 lists all Permits currently held by Seller or Seller Parent, as applicable, for the ownership of the Assets or the ownership and operation of the Facility, including Environmental Permits. Each such Permit is in full force and effect, and Seller or

Seller Parent, as applicable is not in violation of any of any material obligation thereunder. The Permits listed on Schedule 3.18 constitute all Permits which are necessary for the ownership of the Assets or the ownership and operation of the Facility.
     3.19 Seller’s Brokers’ Fees. Except as set forth on Schedule 3.19, neither Seller nor Seller Parent has any liability or obligation to pay any broker’s fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     3.20 Condition of Assets.
          (a) All of the Assets are in reasonably good order and repair considering their age and use. Seller and Seller Parent have provided Buyer access to all operating and maintenance logs relating to the Equipment and such logs are part of the Books and Records. Except as described on Schedule 3.20, no material Asset is in need of material repairs, modifications or upgrades (other than maintenance in accordance with the manufacturer’s recommended maintenance described in the manufacturer’s manuals that have been made available to Buyer).
          (b) Schedule 1.1(a) sets forth a listing of all material Equipment and its book value.
     3.21 Bulk Sales. This Agreement and the transactions contemplated herein are not subject to any applicable bulk sales laws.
     3.22 Shareholder Approval. No approval of this Agreement and the transactions contemplated hereby is necessary or required to be made or obtained from the stockholders of Seller or Seller Parent under applicable Law.
     3.23 Disclosure. To the Knowledge of Seller, neither this Agreement nor any Exhibit or Schedule hereto nor any certificate or other document referenced herein or therein and furnished to Buyer by Seller or Seller Parent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as of the Closing Date:
     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     4.2 Enforceability. With respect to Buyer: (i) the execution, delivery and performance of this Agreement and of all of the documents and instruments required hereby from Buyer is within the corporate power of Buyer; and (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement is, and the other documents and instruments contemplated to be signed by Buyer hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other documents and instruments required hereby and to perform its respective obligations under this Agreement and the other documents and instruments required hereby.
     4.3 No Violation or Conflict by Buyer.
          (a) No notice to, filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer or for the consummation by Buyer of the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Buyer, (ii) conflict with or violate any Law binding on Buyer, or any of its respective properties or assets, or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, lease, license, mortgage, indenture, instrument or other arrangement to which Buyer is a party or by which Buyer or any of its respective properties or assets may be bound.
     4.4 No Litigation. There is no Claim pending or, to the Knowledge of Buyer, proposed or threatened (a) against Buyer relating to the business, assets, properties or products of Buyer that could materially impair the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated thereby or (b) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     4.5 Buyer’s Brokers’ Fees. Except as set forth on Schedule 4.5, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     4.6 Disclosure. To the Knowledge of Buyer, neither this Agreement nor any Exhibit or Schedule hereto nor any certificate or other document referenced herein or therein and furnished to Seller or Seller Parent by Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.
     4.7 Independent Assessment. Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, Seller Affiliate or Seller Parent, or any agent, employee, attorney or other representative of Seller, Seller Affiliate or Seller Parent that are not expressly set forth in this Agreement (including the

Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, Seller Affiliate, Seller Parent, or any agent, employee, attorney, other representative of Seller, Seller Affiliate, Seller Parent or other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available in any “data rooms” or in any other form in expectation of the transactions contemplated hereby.
ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING
     5.1 Conditions Precedent to Obligations of Buyer. The Parties acknowledge and agree that the following conditions precedent were satisfied or waived immediately prior to the Closing:
          (a) Buyer shall have obtained the Buyer Shareholder Approval;
          (b) no event shall have occurred and no circumstance shall have arisen which, individually, or in the aggregate, could reasonably be expected to cause a Material Adverse Effect from June 30, 2009 to the Closing Date;
          (c) each of the representations and warranties of Seller, Seller Affiliate and Seller Parent contained in Article 3 that are qualified by materiality are true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Seller, Seller Affiliate and Seller Parent contained in Article 3 that are not so qualified shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);
          (d) Seller, Seller Affiliate and Seller Parent shall have performed all obligations and complied with all covenants in all material respects that are required to be performed or complied with on or before the Closing Date;
          (e) no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and that could reasonably be expected to have a Material Adverse Effect or impair the ability of the Parties to consummate the transactions contemplated hereby;
          (f) the Assumed Contracts shall be in effect as of the Closing Date and, to Seller’s Knowledge, will not be threatened with cancellation or modification, except for those Assumed Contracts that have been completed in the ordinary course of business;
          (g) Seller, Seller Affiliate or Seller Parent, as applicable, shall have terminated the current employment agreements of each of the Terminated Employees; and

          (h) Seller and Seller Parent shall have removed from the Facility any furniture, fixtures, equipment, or other items of personal property listed on Schedule 1.1(b), except for the chemicals and reagents located at the Facility which are physically marked or otherwise clearly identified as the property of Seller Parent prior to Closing; provided, however, that for the purpose of this Section 5.1(h) only, “Facility” shall not include any space within the Facility subleased from Buyer by Seller or Seller Parent pursuant to the Sublease Agreement.
     5.2 Conditions Precedent to Obligations of Seller. The Parties acknowledge and agree that the following conditions precedent were satisfied or waived immediately prior to the Closing:
          (a) each of the representations and warranties of Buyer contained in Article 4 that are qualified by materiality shall be true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Buyer contained in Article 4 that are not so qualified shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);
          (b) Buyer shall have performed all obligations and complied with all covenants in all material respects that are required to be performed or complied with on or before the Closing Date; and
          (c) no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and that could reasonably be expected to have a Material Adverse Effect or impair on the ability of the Parties to consummate the transaction contemplated hereby.
ARTICLE 6
INDEMNITIES AND POST-CLOSING COVENANTS
     6.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, Exhibits, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for the greater of one (1) year and the term of the Sublease Agreement (including any extended term thereof), except for those representations, warranties and covenants contained in Sections 3.1, 3.5, 3.13, 3.14 and 3.16, which shall survive for the applicable statutory limitation periods.
     6.2 Seller’s and Seller Parent’s Indemnity.
          (a) General. Seller and Seller Parent, jointly and severally, (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) hereby agree to indemnify and hold Buyer, its officers, directors, employees and authorized agents and their successors and permitted assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), harmless from and against, any and all Losses that any Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Seller, Seller Affiliate or Seller Parent to Buyer pursuant to this Agreement (other than representations and warranties set forth in Sections 3.1, 3.5, 3.14 and 3.16) and the other Transaction Documents; (ii) any failure of Seller, Seller Affiliate or Seller Parent to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Seller, Seller Affiliate or Seller Parent pursuant to this Agreement (other than covenants, agreements, undertakings, liabilities or obligations set forth in Sections 6.7 and 6.10); (iii) any breach or inaccuracy of any of the representations and warranties made by Seller, Seller Affiliate or Seller Parent in Sections 3.1, 3.5, and 3.16; (iv) any breach or inaccuracy of any of the representations and warranties made by Seller, Seller Affiliate or Seller Parent in Section 3.14; (v) any failure of Seller, Seller Affiliate or Seller Parent to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations set forth in Sections 6.7 and 6.10; (vi) any liability of Seller, Seller Affiliate or Seller Parent for unpaid Taxes with respect to any Tax year; (vii) any fraud or willful misrepresentation or omission by Seller, Seller Affiliate or Seller Parent; (viii) any Excluded Liabilities not otherwise covered by this Section 6.2(a); and (ix) any action or proceeding initiated by Buyer to enforce the provisions of Article 6.
          (b) Indemnification Procedure. If a Claim against the Indemnifying Parties for indemnification pursuant to the provisions of Section 6.2(a) of this Agreement is to be made by any Indemnified Party, the Indemnified Party shall give notice reasonably describing such Claim to Seller and Seller Parent promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.2(a). In the event a third-party Claim against an Indemnified Party arises that is covered by the indemnity provisions of Section 6.2(a) of this Agreement, provided that the Indemnifying Parties admit in writing to the party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.2(a) hereof to the extent such Claim proves to be true, the Indemnifying Parties shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of the Indemnifying Parties; provided, however, that the Indemnifying Parties may not effect any settlement that could result in any cost, expense or liability to, or have any Material Adverse Effect upon, the Indemnified Party unless such party consents in writing to such settlement and the Indemnifying Parties agree to indemnify such party therefor, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. In the event the Indemnifying Parties do not admit in writing to an Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.2(a) hereof, the Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided, however, that the Indemnified Party may not effect any settlement that could result in any cost, expense, liability to, or have any Material Adverse Effect upon, any Indemnifying Party without the consent of such Indemnifying Party, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Indemnified Party seeking indemnification may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of such Indemnified

Party. In connection with any such third party Claim, the Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
     6.3 Buyer’s Indemnity.
          (a) General. Buyer hereby agrees to indemnify and hold Seller, Seller Parent, their respective officers, directors, employees and authorized agents and their successors and permitted assigns (the “Seller Indemnified Parties”) harmless from and against, any and all Losses that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement and the other Transaction Documents; (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Buyer pursuant to this Agreement; and (iii) any fraud or willful misrepresentation or omission by Buyer; and (iv) any of the Assumed Liabilities.
          (b) Indemnification Procedure. If a Claim against Buyer for indemnification pursuant to the provisions of Section 6.3(a) of this Agreement is to be made by any Seller Indemnified Party, such Seller Indemnified Party shall give notice of such Claim to Buyer promptly after such Seller Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.3(a). In the event a third-party Claim against a Seller Indemnified Party arises that is covered by the indemnity provisions of Section 6.3(a) of this Agreement, provided that Buyer admits in writing to the party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.2(a) hereof to the extent such Claim proves to be true, Buyer shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless Seller agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of Buyer; provided, however, that Buyer may not effect any settlement that could result in any cost, expense or liability to, or have any Material Adverse Effect upon, the Seller Indemnified Parties unless Seller consents in writing to such settlement and Buyer agrees to indemnify the Seller Indemnified Parties therefor, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. In the event Buyer does not admit in writing to a Seller Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.3(a) hereof, the Seller Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided, however, that the Seller Indemnified Party may not effect any settlement that could result in any cost, expense, liability to, or have any Material Adverse Effect upon Buyer without consent of Buyer, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Seller Indemnified Party seeking indemnification may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of such Seller Indemnified Party. In connection with any such third party Claim, the Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

     6.4 Limitations of Indemnification.
          (a) Notwithstanding the provisions of Section 6.2(a), (i) the Indemnifying Parties shall not be liable for Losses under Section 6.2(a)(i) unless the aggregate amount of Losses with respect to all such misrepresentations or breaches of warranty exceeds $50,000 (the “Indemnification Deductible”), in which event all such Losses exceeding $25,000 shall be subject to indemnification and (ii) the Indemnifying Parties’ maximum liability, as the case may be, under Sections 6.2(a)(i), 6.2(a)(ii) and 6.2(a)(iii) shall not exceed $1,500,000 in the aggregate (the “Indemnification Limit”); provided, however, neither the Indemnification Deductible nor the Indemnification Limit shall apply to any Losses incurred by the Indemnified Parties and asserted pursuant to Section 6.2(a)(iv) through (ix).
          (b) Notwithstanding the provisions of Section 6.3(a), (i) the Buyer shall not be liable for Losses under Section 6.3(a)(i) unless the aggregate amount of Losses with respect to all such misrepresentations or breaches of warranty exceeds the Indemnification Deductible, in which event all such Losses exceeding $25,000 shall be subject to indemnification and (ii) the Buyer’s maximum liability, as the case may be, under Sections 6.3(a)(i) and 6.3(a)(ii) shall not exceed the Indemnification Limit; provided, however, neither the Indemnification Deductible nor the Indemnification Limit shall apply to any Losses incurred by the Seller Indemnified Parties and asserted pursuant to Section 6.3(a)(iii) and (iv).
     6.5 General Provisions Regarding Indemnification.
          (a) The indemnification provided in this Article 6 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the representations, warranties, covenants or agreements contained herein and in any of the other Transaction Documents.
          (b) Notwithstanding anything contained in this Agreement or the other Transaction Documents to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any diminution in value or loss of revenue or profit) arising out of this Agreement or the other Transaction Documents.
          (c) Losses for which any of the indemnified parties are entitled to recovery pursuant to this Article 6 shall be reduced by the amount of any insurance proceeds actually recovered with respect to such Losses or right of indemnification.
     6.6 Further Assistance. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties to this Agreement will take, without additional consideration, such further reasonable action (including the execution and delivery of such further instruments and documents and the grant of access to any individuals, premises, books or records) as any other Party reasonably may request.
     6.7 Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

          (a) Tax Treatment of Indemnification. For all tax purposes, the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.
          (b) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees, independent contractors and consultants available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (c) Allocations. All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the IRC and the regulations thereunder shall be allocated among the Assets and any other rights acquired by the Buyer hereunder, as applicable, in the manner required by Section 1060 of the IRC and the regulations thereunder and all applicable laws. Within a reasonable time from the date hereof, the Buyer and Seller shall agree on a schedule (the “Allocation Schedule”) allocating all such amounts as provided herein. Each of the Parties agrees to (a) prepare and timely file all Tax Returns, including, without limitation, Form 8594 (and all supplements thereto), in a manner consistent with the Allocation Schedule and (b) act in accordance with Allocation Schedule as finalized for all Tax purposes.
     6.8 Management of Post-Closing Transition.
          (a) Each of Buyer and Seller Parent appoint two (2) representatives, as set forth on Schedule 6.8 (the “Transition Representatives”), to serve on a transition committee (the “Transition Committee”). The Transition Committee shall manage the transition process, oversee the transactions contemplated hereby and in the other Transaction Documents and mediate any and all claims, controversies or disputes between the Parties that may arise in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (each a “Dispute”). The Parties agree that any Dispute, including, but not limited to, Disputes with respect to the identity of the Excluded Assets and the status of the Delayed Assets and the Delayed Required Consents, shall be brought to the Transition Committee prior to the bringing by any Party of an action at law or in equity to enforce the terms of this Agreement and/or for such remedies as appropriate.
          (b) The Transition Committee shall meet, in person or by telephone, on a weekly basis for the first ten (10) weeks of the term of the Sublease Agreement and on a monthly basis thereafter. During such meetings, the Transition Representatives shall make a good faith, reasonable effort to resolve any Disputes. The Parties agree that any Transition Representative may appoint a designee to attend a meeting of the Transition Committee on his behalf.
          (c) In the event that the Transition Representatives are unable to resolve a Dispute within fifteen (15) days of commencing discussions with respect thereto, each of Rick Sterling, on behalf of Buyer, and Evan Ballantyne, on behalf of Seller Parent, shall meet, in person or by telephone, and shall make a good faith, reasonable effort to resolve such Dispute.

          (d) If Rick Sterling, on behalf of Buyer and Evan Ballantyne, on behalf of Seller, are unable to resolve a Dispute within fifteen (15) days of commencing discussions with respect thereto, any Party may bring an action at law or in equity to enforce the terms of this Agreement and the other Transaction Documents and/or for such remedies as such Party deems appropriate.
          (e) Notwithstanding any other provision of this Agreement, this Section 6.8 shall terminate immediately in the event the Sublease Agreement is terminated, including, but not limited to, by way of a failure of the parties to renew the Sublease following the expiration of its initial term. Immediately following such termination of the Sublease Agreement, any Party may bring an action at law or in equity to enforce the terms of this Agreement and the other Transaction Documents and/or for such remedies as such Party deems appropriate.
     6.9 Public Announcement. The Parties agree that no Party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without consulting with each other before making, and giving each other a reasonable opportunity to review and comment upon, any press release or other public statements and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation and without prior written consent of the other Parties; provided, however, that nothing contained herein shall prevent a Party from promptly making all filings with Governmental Authorities or securities exchanges as may, in its judgment be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by applicable Law or the rules and regulations of any securities exchange.
     6.10 Confidentiality.
          (a) Neither Seller, Seller Affiliate, Seller Parent nor any of their respective Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Buyer or any of its Affiliates that is competitively sensitive, proprietary or confidential, (collectively, “Buyer Confidential Information”); provided, however, that the confidentiality covenants contained in this Section 6.10(a) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Seller Affiliate, Seller Parent, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Seller Affiliate, Seller Parent, Buyer or any of their respective Affiliates by publication or otherwise other than through any action on the part of Seller, Seller Affiliate, Seller Parent or any of their respective Affiliates; (iii) information that Seller, Seller Affiliate, Seller Parent or their respective Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Seller, Seller Affiliate Seller Parent or any of their respective Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Seller, Seller Affiliate, Seller Parent or any of their respective Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Seller, Seller Affiliate, Seller Parent or Affiliate thereof will notify Buyer promptly in writing of such requirement so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 6.10(a). In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.10(a), such Seller, Seller Affiliate, Seller Parent or Affiliate thereof will furnish only that portion of the Confidential Information which such Seller, Seller Affiliate, Seller Parent or Affiliate is advised by counsel is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such furnished Buyer Confidential Information.
          (b) Neither Buyer nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Seller, Seller Affiliate, Seller Parent or any of their respect Affiliates that is competitively sensitive, proprietary or confidential, (collectively, “Seller Confidential Information”); provided, however, that the confidentiality covenants contained in this Section 6.10(b) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Seller Affiliate, Seller Parent, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Seller Affiliate, Seller Parent, Buyer or any of their respective Affiliates by publication or otherwise other than through any action on the part of Buyer or any of its Affiliates; (iii) information that Buyer or its Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Buyer or any of its respective Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Buyer or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Buyer or such Affiliate thereof will notify Seller, Seller Affiliate or Seller Parent, as applicable, promptly in writing of such requirement so that Seller, Seller Affiliate or Seller Parent, as applicable, may seek a protective order or other appropriate remedy or, in Seller’s, Seller Affiliate’s or Seller Parent’s sole discretion, as applicable, waive compliance with the terms of this Section 6.10(b). In the event that no such protective order or other remedy is obtained, or that Seller, Seller Affiliate or Seller Parent, as applicable, waives compliance with the terms of this Section 6.10(b), Buyer or such Affiliate thereof will furnish only that portion of the Confidential Information which Buyer or such Affiliate is advised by counsel is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such furnished Seller Confidential Information.
     6.11 Credits to Terminated Employees. Buyer shall provide each Terminated Employee with full credit under Buyer’s vacation and paid-time off plans for any earned but unused vacation and paid-time off that the Terminated Employee has with Seller or Seller Parent, as applicable, as of the Closing Date as set forth on Schedule 6.11 attached hereto. All such credited amounts shall be subject to the terms of Buyer’s vacation and paid-time off plans.
     6.12 Alleghany Power. Buyer shall pay Seller Parent within five (5) days of receipt of any deposit or other amounts returned by Alleghany Power that relate to payments and deposits made prior to the Closing.

     6.13 Health Care for Terminated Employees. Buyer shall provide to each Terminated Employee, to the extent otherwise eligible under Buyer’s health plan, coverage under any health care plan that Buyer may sponsor for similarly-situated employees of Buyer pursuant to and consistent with the terms of Buyer’s health care plan. Notwithstanding the foregoing, Buyer shall not be required to provide any specific benefit nor level of benefit or participation under any of Buyer’s employee benefit plans, programs or policies.
ARTICLE 7
MISCELLANEOUS
     7.1 Expenses. Except as otherwise set forth herein, Seller, Seller Parent and Buyer shall bear and pay all of their respective costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.
     7.2 Transfer Taxes, Recording Fees and Other Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes and levies or other governmental charges, and any penalties, interest and additions thereto whether disputed or not, incurred in connection with or imposed with respect to the transactions contemplated by this Agreement and all recording fees shall be the responsibility of and shall be paid one half (1/2) by Seller and one half (1/2) by Buyer. All real estate, personal property and ad valorem Taxes imposed upon or assessed against the Facility or other Assets shall be prorated as of the Closing Date. The Parties shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.
     7.3 Waiver and Amendment. Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party hereto. The waiver by any Party hereto of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     7.4 Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, except that Buyer, on notice to Seller and to Seller Parent, shall be permitted to assign this Agreement to Affiliates of Buyer without the consent of any Party (but no such assignment shall relieve Buyer of its obligations under this Agreement). This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.
     7.5 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been duly given when received if (a) delivered in person or by courier, (b) sent by electronic mail or facsimile transmission, or (c) mailed, by registered or certified mail, postage prepaid return receipt requested, to the intended recipient at following addresses:
     if to Seller, Seller Affiliate and Seller Parent:
Clinical Data, Inc.
One Gateway Center, Suite 702

Newton, MA 02458
Attn: Caesar J. Belbel, EVP and Chief Legal Officer
Fax: 617-965-0445
     With a copy to:
Cooley Godward Kronish LLP
800 Boylston Street, 46th Floor
Boston, MA 02199
Attn: Marc A. Recht, Esq., and Miguel J. Vega, Esq.
Fax: 617-937-2400
     if to Buyer:
Intrexon Corporation
1872 Pratt Drive
Blacksburg, VA 24060
Attn: Rick Sterling, Chief Financial Officer
Fax: 540-951-0925
     With a copy to:
Troutman Sanders LLP
1001 Haxall Point
Richmond, VA 23219
Attn: Hank J. Heyming, Esq., and David I. Meyers, Esq.
Fax: 804-698-6012
     or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section 7.5. Such notices shall be effective upon actual receipt at the addresses above
     7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflict of law rules that may direct the application of the laws of another jurisdiction. Each of Seller, Seller Parent and Buyer hereby irrevocably submits to the exclusive personal jurisdictions of any Court of the Commonwealth of Virginia or United States District Court located in the Commonwealth of Virginia in connection with any controversy arising out of, or relating to, this Agreement, and each of Seller, Seller Parent and Buyer hereby irrevocably waives any argument that venue in such forums is not convenient. Each of Seller, Seller Parent and Buyer agrees that a final judgment in any action or proceeding shall, to the extent permitted by applicable Law, be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable Law related to the enforcement of judgments. Nothing contained herein shall affect the right to each of Seller, Seller Parent and Buyer to appeal.
     7.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party or materially alter the terms of the transactions contemplated hereby.
     7.8 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument.
     7.9 No Third Party Beneficiaries. Except as provided in Article 6, neither this Agreement nor any document delivered in connection with this Agreement, confers upon any Person not a Party any rights or remedies hereunder.
     7.10 Entire Agreement; Exhibits and Schedules. This Agreement, including the Schedules and Exhibits hereto and any other documents executed and delivered pursuant to this Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the Parties or any of them, with respect to the subject matter hereof, except for that certain Non-Disclosure Agreement, dated July 13, 2009, by and between Buyer and Seller Parent, which shall remain in full force and effect following the Closing. No representation, promise, inducement or statement of intention has been made by any Party which is not embodied in or superseded by this Agreement or in the documents referred to herein, and no Party shall be bound by or liable for any alleged representation, promise, inducement on statement of intention not so set forth.
{SIGNATURE PAGE TO FOLLOW}

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

SELLER:

AVALON PHARMACEUTICALS, INC.

By:	/s/ Caesar J. Belbel

Name: Caesar J. Belbel Title: Executive Vice President and Chief Legal Officer

SELLER PARENT:

CLINICAL DATA, INC.

By:	/s/ Caesar J. Belbel

Name: Caesar J. Belbel Title: Executive Vice President and Chief Legal Officer

SELLER AFFILIATE:

PGXHEALTH, LLC

By: PGXHEALTH HOLDINGS, INC., its sole member

By:	/s/ Caesar J. Belbel

Name: Caesar J. Belbel Title: Executive Vice President and Chief Legal Officer

BUYER:

INTREXON CORPORATION

By:	/s/ Rick Sterling

Name: Rick Sterling Title: Chief Financial Officer